Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Contact:     Raiford Garrabrant
  Investor Relations
  Cree, Inc.
  Raiford_Garrabrant@cree.com
  (919) 313-5397

Cree Completes Acquisition of COTCO Luminant Device

Durham, NC, April 2, 2007– Cree, Inc. (Nasdaq: CREE), a leader in LED lighting, today announced that it has completed the acquisition of privately held COTCO Luminant Device Limited (“COTCO”), headquartered in Hong Kong. Cree’s intention to acquire COTCO was announced March 12, 2007.

The acquisition of COTCO, a leading supplier of high-brightness LEDs in China, provides Cree with strategic access to this important and fast-growing solid-state lighting market. It also will provide Cree with a low-cost manufacturing platform and will help Cree to leverage its investments in LED chip technology and intellectual property, as well as its investments in sales and marketing to offer more value-added products in key markets for high-performance LED-based screens, signage and lighting.

The company plans to announce financial results for its third fiscal quarter, ended on March 25, after market close on April 19 and will provide additional information about the acquisition at that time.

About Cree, Inc.
Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional product specifications please refer to www.cree.com.

About COTCO Luminant Device Limited
Founded in Hong Kong by Paul Lo, COTCO is one of the leading LED manufacturers in Asia. With over 10 years experience and expertise in high-brightness LED lamps, COTCO has developed strong design and manufacturing capabilities in LED technology.

COTCO’s production base in China is equipped with state-of-the-art equipment and facilities. Fueled by a well-experienced and versatile engineering team, COTCO is able to engineer and design products which cater to the specific needs of an array of applications including full-color video screens, information signs, traffic signals, automotive lighting and specialty lighting. For additional information, please visit http://www.cotco.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the ability of the combined businesses to be integrated successfully with Cree’s current operations; the ability of the combined companies to achieve the targeted results; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 25, 2006, and subsequent filings.

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Cree is a registered trademark of Cree, Inc. and COTCO is a registered trademark of COTCO Luminant Device Limited.